PRESIDENT/CEO'S MEMORANDUM AGREEMENT
         (NEO MODERN ENTERTAINMENT CORP./FILMART INC. (loan out-services of RAFAL ZIELINSKI)

      The following agreement, dated as of March 21, 1997 (the "Agreement") shall constitute the basic terms and conditions of the agreement between FILMART INC. ("Loan-Out Corp.") a California Corporation, providing the services of RAFAL ZIELINSKI ("Employee") and NEO MODERN ENTERTAINMENT CORP., a California corporation ("Company"), as follows:

      1.    Loan-Out Corp.    Fed Id#

            Employee.         Social Security Number ###-##-####.

      2.    Position.         President/CEO.

      3.    Duties.

            a. Subject to such supervisory powers, if any, as may be given by the Board of Directors of the Company to the Chairman of the Board, if there be such an officer, the Employee, as President/CEO shall be the Chief Executive Officer of the Company and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and Officers of the Company. He shall preside at all meetings of the Shareholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. The Employee, as President/CEO, shall be ex officio a member of all the standing committees, including the Executive Committee, if any, and shall have the general powers and duties of management usually vested in the office of President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the By-Laws of the Company.

            b. As President, Employee, shall have the sole "green light" authority to choose which of the film projects the company will put into production and shall have creative control as customarily defined in the film industry (i.e. script approval, casting, final cut) over each film. Financial controls such as budget approval and film distribution shall be in control of the Board of Directors.

            c. If a third party Chief Financial Officer is not elected by the Board of Directors, Employee shall also be the Chief Fanancial Officer of the Company. As such, he shall keep and maintain, or cause to be kept and maintained in accordance with generally accepted accounting principles, adequate and correct accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, earnings (or

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surplus) and shares. The book of account shall at all reasonable times be open to inspection by any Director.

As Chief Financial Officer, he shall deposit all moneys and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Company as may be ordered by the Board of Directors, shall render to the Directors, whenever they request it, an account of all of his transactions and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the By-Laws of the Company.

            d. If a third party Secretary of the Company is not elected by the Board of Directors, the Employee shall also be the Secretary of the Company (as defined by the By-Laws of the Neo Modern Entertainment Corporation). As such, he shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board of Directors may order, of all meetings of Directors and Shareholders, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Director's meetings and the proceedings thereof.

As Secretary of the Corporation, he shall keep, or cause to be kept, at the principal office or at the office of the corporation's transfer agent, a share register, or duplicate share register, showing the names of the Shareholders and their addresses; the number and classes of shares held by each; the number and date of certificates issued for the same; and the number and date of cancellation of every certificate surrendered for cancellation.

As Secretary of the Corporation, he shall give, or cause to be given, notice of all the meetings of the Shareholders and of the Board of Directors required by the By-Laws or by law to be given. He shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors of the By-Laws of the Neo Modern Entertainment Corporation.

      4. Term. Employee shall commence Employee's services hereunder on May 25, 1997 and Employee shall continue to render such services on an non-exclusive basis until March 21, 2004. After expiration of the Term, this agreement will be automatically renewed, subject to good faith negotiations.

      5. Compensation. Company shall pay to Loan-Out the following compensation:

            a. Fixed Cash Compensation. Two Thousand US Dollars ($2,000.00) per month for the first year. There will be a 25% increase in the monthly Fixed Cash Compensation, for each

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successive year, over the previous years Compensation, as follows:

            year 1:  $ 2,000.00 per month
            year 2:  $ 2,500.00 per month
            year 3:  $ 3,125.00 per month
            year 4:  $ 3,906.25 per month
            year 5:  $ 4,882.81 per month
            year 6:  $ 6,103.52 per month
            year 7:  $ 7,629.39 per month

If the Company does not have sufficient funding to pay the above sums, the Compensation shall be deferred and paid in full or in installments at future date(s) to be determined in good faith by the Company, with 10% annual simple interest.

            b. Stock Option Plan. The Loan-Out Corp. will have the option to purchase common shares at par value of $.001 as follows:

100,000           shares per month for year 1.       =        1,200,000 total

125,000           shares per month for year 2.       =        1,500,000 total

156.250           shares per month for year 3.       =        1,875,000 total

195.312           shares per month for year 4.       =        2,343,750 total

244,140           shares per month for year 5.       =        2,929,687 total

305,175           shares per month for year 6.       =        3,662,109 total

381,469           shares per month for year 7        =        4,577,636 total

The shares will be restricted under Rule 144, and the Loan-Out Corp. shall have the irrevocable right to sell these shares at any time, subject to Rule 144, to any third party without any other restrictions by the Company.

If there are stock splits, the plan will be adjusted proportionally by the multiple of the split factor. (i.e.: if the stock is split 1:2 the option price shall be divided by 1/2, and the number of shares multiplied by 2).

The Loan-Out Corp. will have the irrevocable right to exercise the options every 90 days, per the above-mentioned plan.

Company hereby undertakes to provide the necessary legal opinion letters, and issue any paperwork as may be necessary for the issuance of the above-mentioned shares, and for the removal of the 144 legends, subject to Rule 144, when the Loan-Out Corp. decides to sell these shares to any third party.


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In the event Company shall fail or refuse for any reason to execute and deliver the share certificates, legal opinions, or any paperwork, legal opinion letters above described and/or any such documents, then Company hereby irrevocably appoints Loan-Out Corp. as Company's attorney-in-fact to cause such legal opinion letters to be issued and execute said paperwork and/or documents in Company's name and on Company's behalf. Company's failure to provide said legal opinion letters or execute said paperwork and/or documents shall not affect or limit any of Company's rights in and to the results and proceeds of Loan-Out Corp.'s services thereunder.

      6. Travel and Expenses. Company shall provide Employee with a monthly allowance for automobile costs and shall reimburse Employee reasonable costs of gasoline, entertainment, travel expenses, and out of town hotel or living expenses and per-diems, connected directly with Employees services to the Company.

      7. Office & Secretary. Employee shall be provided with an office, and the services of a secretary, during the period of Employee's services to Company hereunder, subject to Company having the appropriate and sufficient financial resources to provide such to Employee.

      8. Insurance. Company shall have the right to apply for and take out, at Company's expense, life, health, accident Directors & Officers Liability Insurance or any other insurance covering Employee, in any amount Company deems necessary to protect Company's interest hereunder. Employee shall not have any right, title or interest in or to such insurance. Employee shall assist Company in obtaining such insurance by submitting to usual and customary medical and other examinations and by signing such applications, statements and other instruments as may be reasonably required by any insurance company.

      9. Default/Disability. No act or omission of Company hereunder shall constitute an event of default or breach of this Agreement unless Employee shall first notify Company in writing setting forth such alleged breach or default, and Company shall cure said alleged breach or default within ten (10) days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure).

Upon any material breach or default by Employee of any of the terms and conditions hereof, Company shall immediately have the right to suspend this Agreement. If such breach or default is not cured within ninety (90) days after Employee's receipt of written notice of such alleged breach or default (the "Cure Period"), Company shall have the right, exercisable at any time after the expiration of the Cure Period, to continue such suspension or terminate this Agreement by written notice to Employee. Notwithstanding that Company may not terminate this

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Agreement if Employee cures such alleged breach or default within the Cure
Period.

      Upon any disability or incapacity of Employee which prevents Employee from fully performing or complying with the terms and conditions hereof, Company shall immediately have the right to suspend this Agreement. If such disability or incapacity shall continue for more than ninety (90) consecutive days, Company shall immediately have the right, exercisable at any time after such ninety (90) day period, to continue such suspension or terminate this Agreement by so notifying Employee in writing.

      During the period of any suspension hereunder or upon any termination hereof, Employee shall not be entitled to any further compensation hereunder; provided, that if such suspension or termination is a result of a disability or incapacity (and not a default or breach), Employee shall be entitled to that compensation which had accrued prior to the date of the event giving rise to such suspension and/or termination. If Company has the choice to continue a suspension hereunder or to terminate and Company elects to continue the suspension, then Company may terminate the Agreement by written notice to Employee during the period of any such continued suspension. Nothing contained herein above shall in any manner limit any other remedy which Company may have against Employee (including without limitation, the right to offset Company's damages caused by Employee's default or breach hereof from and against any compensation due to Employee hereunder). Company's failure to suspend and/or terminate this Agreement during periods when it may do so and/or Company's payment of compensation to Employee during any period of suspension, shall not be deemed a waiver of Company's right to later suspend and/or terminate this Agreement or withhold further compensation due to Employee. A material breach of any other agreement between the parties may, at Company's election, be deemed a material breach of this Agreement.

      10. Loan-Out Corp.'s & Employee's Remedies. In the event of any breach by Company of this Agreement, Loan-Out Corp. and Employee shall be limited to Employee's remedies at law for damages, if any, and shall not have the right to terminate or rescind this Agreement.

      11. Indemnification and Liability. The Loan-Out Corp.'s and Employees liability for monetary damages is hereby eliminated to the fullest extent permissible under California Law.

The Company hereby agrees to indemnify and hold Loan-Out Corp. and Employee harmless for any and all acts performed by Employee, whether negligent, intentional or unintentional related to the performance of his duties to the Company and any other breach of duty (such as negligence, nonfeasance, malfeasance, or other acts for which Employee or Loan-Out Corp. may held liable) to the Company and Shareholders and from any claims of any other third

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parties related to any actions, activities or relationships between the Company,
Loan-Out Corp., Employee and such third parties.

The Company undertakes to provide Directors & Officers Liability Insurance, and will pay the cost of the deductible if any suit shall arise resulting from Employees services hereuder.

      12. Notices and Payments. All notices and payments thereunder shall be made to the appropriate party at the following address:

Loan-Out Corp.                      Company
--------------                      -------

FILMART INC.                        NEO MODERN ENTERTAINMENT CORP.
8033 Sunset Blvd. #640              442 N. La Cienega, #206
West Hollywood, CA 90046            West Hollywood, CA 90048
Atttn: Rafal Zielinski              Attn: Rafal Zielinski

      13. Standard Terms. This Agreement shall include all of the Standard Terms and Conditions set forth in Employment Contracts of this nature, which are incorporated by this reference as if fully set forth herein.

            a. Governing Law. This Agreement shall be governed by the laws of the State of California pertaining to contracts made and wholly performed therein, and shall not be modified except by a written document executed by the party to be charged. The parties agree to the exclusive jurisdiction of the federal and state courts located in Los Angeles County, California in matters relating to this Agreement.

            b. Entire Agreement. This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements or understandings, written or oral, relating to the subject matter hereof. The parties acknowledge and agree that in entering into this Agreement they have not relied upon or been induced by any promise or representation (express or implied, oral or written) of any other party not contained herein.

            c. Waiver. No waiver by any party hereto of any term or condition hereof shall be deemed or construed to be a waiver of such term or condition in the future, or of any preceding or subsequent breach of the same or any other term or condition of this or any other agreement.

            d. Severability. Except as may be expressly provided to the contrary herein, each provision of this Agreement shall be considered separate and divisible, and in the event that any such provision is held to be invalid, void or unenforceable

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by a court of competent jurisdiction, the remaining provisions shall continue to be in full force and effect without being impaired or invalidated in any way.

            e. Remedies Cumulative. Except as may be expressly provided to the contrary herein, the parties' various rights and remedies hereunder shall be cumulative and the exercise or enforcement of any one or more of them shall not preclude the enforcing party from exercising or enforcing any of the others or any right or remedy provided for by law.

            f. Binding Effect. This Agreement, and all rights and obligations hereunder, shall be binding on and inure to the benefit of the parties hereto and their respective heirs, successors, licensees and assigns.

      IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date and year above first indicated.


April 6th, 1999

                                       NEO MODERN ENTERTAINMENT CORP.


                                       ____________________________________
                                       per: Rafal Zielinski, president

This is to confirm that I have given Filmart Inc. the right to sign this agreement and to loan-out my services, as described in detail above, per the terms and conditions of this agreement.


_________________________
RAFAL ZIELINSKI, Employee
April 6th, 1999


APPROVED BY BOARD OF DIRECTORS:


date:____________________, 1999


director: _____________________


director: _____________________